Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of Melco Resorts & Entertainment Limited for the registration of American Depositary Shares (each representing three ordinary shares) and ordinary shares and to the incorporation by reference therein of our reports dated March 31, 2021, with respect to the consolidated financial statements of Melco Resorts & Entertainment Limited, and the effectiveness of internal control over financial reporting of Melco Resorts & Entertainment Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Hong Kong

April 21, 2021